Exhibit (11)

Compass Bancshares, Inc.
Computation of Earnings Per Share
Three and Six Months Ended June 30, 1994 and 1993

                                       Three Months Ended    Six Months Ended
                                             June 30,             June 30,
                                       -------------------  -------------------
                                         1994      1993       1994      1993
                                       --------  ---------  --------- ---------
                                         (in Thousands Except Per Share Data)
PRIMARY:
  Weighted average shares outstanding    36,940    36,871     36,935    36,870
  Net effect of the assumed exercise
    of stock options - based on the
    treasury stock method using average
    market price                            315       313        275       318
                                       --------- ---------  --------- ---------
  Total weighted average shares and
    common stock equivalents
    outstanding                          37,255    37,184     37,210    37,188
                                       ========= =========  ========= =========

  Net income                           $ 24,422  $ 22,644   $ 48,334  $ 44,552
  Preferred dividends                      -          521       -        1,036
                                       --------- ---------  --------- ---------
  Net income available
    to common shareholders             $ 24,422  $ 22,123   $ 48,334  $ 43,516
                                       ========= =========  ========= =========

  Net income per common share          $   0.66  $   0.59   $   1.30  $   1.17
                                       ========= =========  ========= =========

FULLY DILUTED:
  Weighted averages shares outstanding   36,940    36,871     36,935    36,870

  Net effect of the assumed conversion
    of the preferred stock                 -        1,066       -        1,066

  Net effect of the assumed exercise
    of stock options - based on the
    treasury stock method using average
    market price or period-end market
    price, whichever is higher              315       325        294       329
                                       --------- ---------  --------- ---------
  Total weighted average shares and
    common stock equivalents
    outstanding                          37,255    38,262     37,229    38,265
                                       ========= =========  ========= =========

  Net income                           $ 24,422  $ 22,644   $ 48,334  $ 44,552
                                       ========= =========  ========= =========

  Net income per common share          $   0.66  $   0.59   $   1.30  $   1.16
                                       ========= =========  ========= =========
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